Exhibit 10.1

COMPROMISE AGREEMENT

AND GENERAL RELEASE

This Compromise Agreement and General Release (Agreement) is made and entered into between Thomas Edward White (hereinafter referred to as “White”) and Agilent Technologies, Inc. (“Agilent US”) and Agilent Technologies UK Ltd. (“Agilent UK”), collectively referred to as “Agilent.”

WHEREAS

The consolidation of the Operations Support Solutions Group into Agilent’s Electronic Measurements Group has resulted in the Employee’s current position becoming redundant. The purpose of this Agreement is to resolve all claims arising from White’s employment with Agilent UK and the termination of it on terms that are satisfactory both to Agilent and to White. Therefore, Agilent and White agree as follows:

1.               In exchange for the promises set forth in this Agreement, Agilent agrees as follows:

a.               Effective as of the close of business on March 31, 2007, White’s employment by Agilent UK will be terminated. At such time, all benefits and sums otherwise due will be computed in accordance with Agilent UK’s standard procedures and applicable benefit or other plan documents, except as may otherwise be provided in the letter agreement dated May 9, 2006 (“Letter Agreement,” Exhibit A, incorporated herein by reference). Amounts, if any, determined to be due will be mailed to White’s address as reflected in Agilent UK’s records.

From May 1st 2006 to March 31st 2007 White will be on “garden leave” and will not be required to carry out his normal day to day duties. However, in order to assist in the transition of White’s former duties and responsibilities he will seek to promptly answer questions regarding matters assigned to him prior to 1st May 2006 or in relation to other operational issues of which he has knowledge. It is not anticipated that White will be required to attend the office to answer such enquiries but White will attend Agilent’s offices if reasonably required and upon reasonable notice.

b.              Within thirty (30) days after March 31st 2007, Agilent UK shall deliver to White a lump sum payment in the gross amount of GBP 271,912 less required deductions for tax and national insurance, which is equal to twelve (12)  months of White’s monthly base pay.

c.               Provided that White  does not terminate his employment with Agilent prior to March 31, 2007, he may, at his option and from that date or any subsequent date elect to receive  all retirement related benefits from Agilent UK, subject to the rules of any relevant plan or scheme.

d.              Except as otherwise stated in the Letter Agreement, White is entitled to exercise employee benefit conversion privileges upon the same terms and conditions as would be available to any other voluntarily terminating employee of Agilent UK.

2.               In exchange for the promises set forth in this Agreement and the related Letter Agreement, White agrees as follows:

a.               To sign and deliver to Agilent the letter of resignation (Exhibit B) simultaneously with the signing of this Agreement and thereafter to make no claim inconsistent therewith in any proceeding of any kind.

b.              To sign and deliver such other letters of resignation as Agilent may request to effect White’s resignation as a director or officer of any company associated with Agilent.

c.               White acknowledges that he is the recipient of confidential and proprietary business information, and that he will not use or disclose such information except as may be permitted by Agilent or required by law. White believes that he has already executed a document known as the Agreement Regarding Confidential Information and Proprietary Developments (“ARCIPD”) attached as Exhibit C and acknowledges that he is bound by such agreement. However, for the avoidance of doubt he will execute a further document in the same form as that attached to Exhibit C  and incorporated herein by. White acknowledges that these confidentiality obligations survive the termination of his employment. Nothing in this Agreement supersedes or renders the terms and conditions of any agreements or understandings relating to his obligations of confidentiality toward Agilent unenforceable or void. White acknowledges that Agilent will have heightened concern regarding his obligations of confidentiality should he become employed by any of the companies (including their respective subsidiaries and associated companies) listed in Exhibit D, all of whom are competitors of Agilent. Because of such concerns and in consideration of Agilent’s agreement to pay White an additional payment of £2,000 (subject to deduction of tax and National Insurance contributions) if White’s employment by Agilent UK terminates at White’s election,  prior to March 31, 2007, White agrees not to work for, accept employment from, provide services to or in any way engage in activities directly or indirectly which sell, support or promote any such listed competitor’s business, products or services in any country in the world where Agilent or any associated company has competing business interests for a period of six months immediately following such termination or until March 31, 2007, whichever occurs first.

d.              To attend a Functional Exit Interview on or before March 31, 2007 at which time all company property and identification will be turned in and the appropriate personnel documents will be executed. Thereafter, White agrees to do such other acts as may be reasonably requested by Agilent in order to effectuate the terms of this agreement. White agrees to remove all personal effects from his current office within seven days of signing this agreement and in any event not later than March 31, 2007.

e.               To not make any public statement or statements to the press concerning Agilent, its business objectives, its management practices, or other sensitive information without first receiving Agilent’s written approval. White further agrees to take no action which would cause Agilent or its employees or agents any embarrassment or humiliation or otherwise cause or contribute to Agilent or any such person being held in disrepute by the general public or by Agilent’s employees, clients, or customers.

3.               In exchange for Agilent’s doing the acts described in this Agreement, White on behalf of himself, his heirs, estate, executors, administrators, successors and assigns does fully release, discharge, and agree to hold harmless Agilent, its officers, agents, employees, attorneys, subsidiaries, affiliated companies, successors and assigns from all actions, causes of action, claims, judgments, obligations, damages, liabilities, costs, or expense of whatsoever kind and character which he may have as of the date of execution of this Agreement, including but not limited to:

a.               any claims relating to employment discrimination on account of race, religion, sex, age, national origin, creed, disability, sexual orientation, or any other basis, whether or not arising under the Federal Civil Rights Acts, the Age Discrimination in Employment Act, California Fair Employment and Housing Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, any amendments to the foregoing laws, or any other country, federal, state, county, municipal, or other law, statute, regulation or order relating to employment discrimination;

b.              any claims relating to pay or leave of absence arising under the Fair Labor Standards Act, the Family Medical Leave Act, any claims relating to Section 806 of the Sarbanes-Oxley Act of 2002, and any similar laws enacted in the United States or the United Kingdom;

c.               any claims for reemployment, salary, wages, bonuses, vacation pay, stock options, acquired rights, appreciation from stock options, stock appreciation rights, benefits or other compensation of any kind;

d.              any claims relating to, arising out of, or connected with his employment with Agilent, whether or not the same be based upon any alleged violation of public policy; compliance (or lack thereof) with any internal Agilent policy, procedure, practice, or guideline; or any oral, written, express, and/or implied employment contract or agreement, or the breach of any term thereof, including but not limited to, any implied covenant of good faith and fair dealing; or any federal, state, county or municipal law, statute, regulation, or order whether or not relating to labor or employment; and

e.               any claims relating to, arising out of, or connected with any other matter or event occurring prior to the execution of this Agreement whether or not brought before any judicial, administrative, or other tribunal. SAVE THAT any claims for latent personal injury are excluded from this agreement and this agreement does not affect White’s accrued pension rights.

4.               In entering into this Agreement and save as expressly excluded above, the parties have intended that this Agreement be a full and final settlement of all matters, whether or not presently disputed, that could have arisen between them as of the date this Agreement is signed including for the avoidance of doubt any claims which Agilent may have against White. This Agreement and compliance with this Agreement does not constitute an admission of liability by Agilent.

5.               White hereby agrees not to make or pursue any application or claim in an Employment Tribunal alleging unfair dismissal, breach of contract, claim to a redundancy payment, unauthorized deduction from wages or a claim of wrongful dismissal or some other ground actionable in law. White warrants that all complaints of which he is aware have been disclosed to Agilent prior to the date of this Agreement and are subject to the terms hereof.

6.               White understands and expressly agrees that this Agreement extends to all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected, past or present and all rights under Section 1542 of the California Civil Code and/or any similar statute or law of any other jurisdiction are expressly waived. Section 1542 reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

7.               It is expressly agreed that the claims released pursuant to this Agreement include all claims against individual employees of Agilent, whether or not such employees were acting within the course and scope of their employment.

8.               White represents and warrants that he has not assigned any such claim or authorized any other person or entity to assert such claim on White’s behalf. Further, White agrees that under this Agreement he waives any claim for damages incurred at any time in the future because of alleged continuing effects of past wrongful conduct involving any such claims and any right to sue for injunctive relief against the alleged continuing effects of past wrongful conduct involving such claims.

9.               Agilent will pay White’s reasonable legal costs incurred in or arising out of this agreement, subject to a limit of £1,500 plus VAT.

10.         White understands and agrees that, as a condition of this Agreement, he is not entitled to any employment (including employment as an independent contractor or otherwise) with Agilent, its subsidiaries or related companies, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with Agilent. White further agrees not to apply for employment with Agilent in the future and not to institute or join any action, lawsuit or proceeding against Agilent, its subsidiaries, related companies or successors for any failure to employ him. In the event White should secure such employment, it is agreed that such employment is voidable without cause in the sole discretion of Agilent. Within five (5) years after terminating his employment, should White become employed by another company which Agilent merges with or acquires after the date of this Agreement, White may continue such employment only if Agilent makes offers of employment to all employees of the acquired or merged company.

11.         White agrees that the terms, amount and fact of settlement shall be confidential until and only to the extent that Agilent US needs to make any required disclosure of any agreements between Agilent and him as a part of Agilent’s  U.S. Securities Exchange Commission reporting requirements. White agrees that he will not disclose the existence or contents of this Agreement or any past or future related discussions or documentation to anyone other than his spouse and/or personal advisors until Agilent US makes any required disclosure of this Agreement as part of its U.S. Securities Exchange Commission reporting requirements.

12.         At Agilent’s request and expense, White will cooperate fully in connection with any legal matter, proceeding or action relating to Agilent.

13.         The terms of this Agreement are intended by the parties as a final expression of their agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial or other proceeding, if any, involving this Agreement. No modification of this Agreement will be effective unless in writing and signed by both parties hereto.

14.         It is further expressly agreed and understood that White has not relied upon any advice from Agilent and/or its attorneys whatsoever as to the taxability, whether pursuant to federal, state, or local income tax statutes or regulations or otherwise, of the payments made hereunder and that White will be solely liable for all tax obligations, if any, arising from payment of the sums specified herein and shall hold Agilent harmless from any tax obligations arising from said payment, PROVIDING THAT before making any payment to a relevant authority Agilent shall promptly notify White of any enquiry, investigation or demand of which it is aware and give

White a reasonable opportunity of responding to it at his own expense.

15.         Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be wholly or partially illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term or provision shall be deemed not to be a part of this Agreement.

16.         This Agreement will be governed by and construed in accordance with the laws of England and Wales.

White states that he has received independent legal advice from a relevant independent adviser, namely  Nigel Tillott (the “independent legal adviser”) as to the terms of this Agreement and, in particular, its effect upon White’s ability to pursue a complaint before an Employment Tribunal or Court. There was in force, at the time the advice was received, a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of claims by the employee in respect of loss arising in consequence of that advice.

White further states that he has carefully read this Agreement, that this Agreement is the product of negotiation between his independent legal adviser and Agilent’s counsel, that he has had ample time to reflect upon and consider its consequences, that he fully understands its final and binding effect, that the only promises made to him to sign this Agreement are those stated above and that he is signing this Agreement voluntarily.

The conditions regulating Compromise Agreements or Contracts under section 203(3) of the Employment Rights Act 1996, any Acts or regulations replacing or amending any of the same and any other Acts or regulations governing such Agreements or Contracts are satisfied by this Agreement.

ACCEPTED AND AGREED:

AGILENT TECHNOLOGIES, INC.

By:	/s/ Jean Halloran	/s/ Thomas Edward White
Name:	Jean Halloran	Name: Thomas Edward White
Title:	Senior VP, Human Resources	Date:	10th May ‘06
Date:	May 9, 2006

AGILENT TECHNOLOGIES UK LTD

By:	/s/ Yvonne Mackie	/s/ Nigel Tillott

Name:	Yvonne Mackie	Name:	Nigel Tillott [Independent
Legal Adviser]
Title:		Title:	Partner, Davies and Partners
Rowan House, Barnett Way,
Barnwood, Gloucester, GL4
3RT, England
Date:		Date: